FOR IMMEDIATE RELEASE                                Contact: Larry D. Smith
                                                              (719) 539-2516

HIGH COUNTRY BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS


Salida,  Colorado  ---  February 4, 2004:  High Country  Bancorp,  Inc.  (Nasdaq
SmallCap: HCBC), the parent company of High Country Bank, announced a net loss of $132,000 for the quarter ended December 31, 2003 as compared to net income of $531,000 for the prior year comparable period.

The reduction in earnings for the quarter is largely attributable to a $326,000 increase in the provision for loan losses, a $216,000 write-down in the book value of real estate owned and a $229,000 decline in gains from loan sales.

Net income was $306,000, or $.36 basic earnings per share and $.33 diluted earnings per share, for the six-month period ended December 31, 2003, as compared to $970,000, or $1.13 basic earnings per share and $1.07 diluted earnings per share, for the prior year comparable period.

As of December 31, 2003, the Company reported assets of $194.7 million, an increase of $7.3 million, or 3.75%, from the fiscal year ended June 30, 2003. Total stockholders' equity of High Country Bancorp, Inc. was $17.5 million at December 31, 2003.

High Country Bancorp, Inc., is the holding company for High Country Bank, which conducts business through its main office in Salida, Colorado, branch offices in Salida, Leadville and Buena Vista, Colorado.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values in our market area, the impact of changes in economic conditions in our market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in our market area and competition and information provided by third-party vendors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.